AUTODESK, INC. (ADSK)
FOURTH QUARTER FISCAL 2018 EARNINGS ANNOUNCEMENT
MARCH 6, 2018
PREPARED REMARKS

Autodesk posts its prepared remarks and press release to its IR website to provide shareholders and analysts with additional detail to analyze results prior to its quarterly conference call. The call begins today, March 6, 2018 at 2:00 p.m. PT (5:00 p.m. ET) and will include only brief comments followed by Q&A.

To access the broadcast of the Q&A session, visit the IR section of our website at www.autodesk.com/investor. A reconciliation of GAAP and non-GAAP results is provided in the tables following these prepared remarks.

Business Model Transition
Autodesk is undergoing a business model transition in which it has discontinued most new perpetual license sales in favor of subscriptions and flexible license arrangements. As part of this transition, Autodesk discontinued new maintenance agreement sales for most individual products at the end of the fourth quarter of fiscal 2016 and for suites at the end of the second quarter of fiscal 2017. During the transition, revenue, margins, EPS, deferred revenue and cash flow from operations will be impacted as more revenue is recognized ratably rather than up front and as new product offerings generally have a lower initial purchase price.

Fourth Quarter Fiscal 2018 Overview (1)

(in millions)	4Q 2018	YoY %	YoY CC %		Management Comments
Subscription plan ARR	$1,175	106%	105%		Driven by growth in all subscription plan types, led by product subscription.
Maintenance plan ARR	$879	(18)%	(17	) %	Driven by the migration of maintenance plan subscriptions to product subscriptions.
Total ARR	$2,054	25%	25%

	4Q 2018	QoQ Change	Management Comments
Subscription plan subscriptions	2,267,000	371,000	Driven by growth in all subscription plan types, led by product subscription.
Maintenance plan subscriptions	1,449,000	(244,000)	Driven by the migration to product subscriptions.
Total subscriptions	3,716,000	127,000

(in millions)	4Q 2018	YoY %	YoY CC %	Management Comments
Deferred revenue	$1,955	9%	N/A	Driven by the increase in subscription plan billings over the past four quarters.
Unbilled deferred revenue	$326	~1,000%	N/A	Driven by the change to annual billing terms for large enterprise customers.
Total deferred revenue	$2,281	~25%	N/A
Revenue	$554	16%	16%	Driven by growth in subscription plan revenue, led by product subscription.
GAAP spend	$736	14%	12%	Driven by higher restructuring costs partially offset by lower costs of revenue.
Non-GAAP spend	$571	2%	flat	Driven by higher commissions partially offset by lower costs of revenue.

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(1) For definitions, please view the Glossary of Terms later in this document.

Annualized Recurring Revenue (ARR) Review

(in millions) (1) (2)	4Q 2017	1Q 2018	2Q 2018	3Q 2018	4Q 2018
Subscription plan ARR	$571	$692	$784	$924	$1,175
Maintenance plan ARR	1,068	1,052	1,046	978	879
Total ARR	$1,639	$1,744	$1,830	$1,902	$2,054

Recurring revenue	$410	$436	$457	$476	$514
Recurring revenue as a percentage of total revenue	86%	90%	91%	92%	93%
___________
(1) Totals may not agree with the sum of the components due to rounding.
(2) For definitions, please view the Glossary of Terms later in this document.

Subscription plan ARR was $1.18 billion and increased 106 percent compared to the fourth quarter last year as reported, and 105 percent on a constant currency basis. Subscription plan ARR includes $152 million related to the maintenance-to-subscription program. Year-over-year growth in subscription plan ARR was driven by growth in all subscription plan types, led by product subscription. On a sequential basis, subscription plan ARR increased 27 percent as reported, and 26 percent on a constant currency basis.  Sequential growth in subscription plan ARR was primarily driven by new product subscriptions.

Maintenance plan ARR was $879 million and decreased 18 percent compared to the fourth quarter last year as reported, and 17 percent on a constant currency basis. On a sequential basis, maintenance plan ARR decreased 10 percent as reported, and on a constant currency basis. Both the year-over-year and sequential decline in maintenance plan ARR was primarily driven by the migration of maintenance plan subscriptions to product subscriptions.

Total ARR for the fourth quarter increased 25 percent to $2.05 billion compared to the fourth quarter last year as reported, and on a constant currency basis. On a sequential basis, total ARR increased 8 percent as reported, and on a constant currency basis. Both year-over-year and sequential growth in total ARR was driven by growth in all subscription plan types, led by product subscription, partially offset by a decrease in maintenance plan ARR. During the quarter, subscription plan ARR surpassed maintenance plan ARR for the first time.

Recurring revenue was 93 percent of total revenue compared to 86 percent of total revenue in the fourth quarter last year.

Subscription Review

(in thousands) (1) (2)	4Q 2017	1Q 2018	2Q 2018	3Q 2018	4Q 2018
Subscription plan subscriptions	1,087	1,320	1,589	1,896	2,267
Maintenance plan subscriptions	2,018	1,971	1,854	1,693	1,449
Total subscriptions	3,105	3,291	3,443	3,589	3,716
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(1) Prior periods have been adjusted to conform with the current presentation.
(2) For definitions, please view the Glossary of Terms later in this document.

Subscription plan subscriptions were 2.27 million, a net increase of 371,000 from the third quarter of this year. Growth in subscription plan subscriptions was driven by growth in all subscription plan types, led by product subscription. Subscription plan subscriptions benefited from 168,000 maintenance subscribers that converted to product subscription under the maintenance-to-subscription program.

Maintenance plan subscriptions were 1.45 million, a net decrease of 244,000 from the third quarter of this year. Maintenance plan subscriptions decreased primarily as a result of the maintenance-to-subscription program in which 168,000 maintenance subscriptions converted to product subscription. The net decrease was expected and we will continue to see ongoing declines in maintenance plan subscriptions going forward. The rate of decline will vary based on the number of subscriptions that come up for renewal, the renewal rate, and the number of customers that participate in the maintenance-to-subscription program.

Total subscriptions were 3.72 million, a net increase of 127,000 from the third quarter of this year.

Annualized Revenue Per Subscription (ARPS) Review

(1)	4Q 2017	1Q 2018	2Q 2018	3Q 2018	4Q 2018
Subscription plan ARPS	$526	$524	$493	$487	$518
Maintenance plan ARPS	529	534	564	577	607
Total ARPS	$528	$530	$531	$530	$553
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(1) For definitions, please view the Glossary of Terms later in this document.

Our ARPS is currently, and will continue to be, affected by various factors including subscription term-length, migration from maintenance plan subscriptions, geography and product mix, promotions, sales linearity within a quarter, pricing changes, and foreign currency. We expect to see ARPS fluctuate up or down on a quarterly basis. As we progress through our business model transition, we expect all of the impacts of these factors to start to stabilize.

Subscription plan ARPS was $518 and decreased $8 compared to the fourth quarter last year. The year-over-year decline in subscription plan ARPS is primarily driven by declines in cloud and EBA subscription ARPS, partially offset by growth in product subscription ARPS. When adjusted for the impact of the maintenance-to-subscription program, subscription plan ARPS would have been $532, an increase of $6 compared to the fourth quarter last year. On a sequential basis, subscription plan ARPS increased $31. The sequential increase in subscription plan ARPS is primarily driven by increases in product and EBA subscription ARPS, partially offset by a decline in cloud subscription ARPS. When adjusted for the impact of the maintenance-to-subscription program, subscription plan ARPS would have increased $36 sequentially.

Maintenance plan ARPS was $607 and increased $78 compared to the fourth quarter last year. When adjusted for the impact of the maintenance-to-subscription program, maintenance plan ARPS would have been $576, an increase of $47 compared to the fourth quarter last year. Maintenance plan ARPS increased $30 on a sequential basis. When adjusted for the impact of the maintenance-to-subscription program, maintenance plan ARPS would have increased $15 sequentially. Both the year-over-year and the sequential change to maintenance plan ARPS was primarily driven by the maintenance-to-subscription program.

Total ARPS was $553 an increase of $25 compared to the fourth quarter last year primarily driven by growth in maintenance plan and product subscription ARPS, partially offset by a decrease in cloud and EBA subscription ARPS. Total ARPS increased $23 on a sequential basis primarily driven by growth in maintenance plan and product and EBA subscription ARPS, partially offset by a decline in cloud subscription ARPS.

Revenue Review

(in millions) (1) (2)	4Q 2017	1Q 2018	2Q 2018	3Q 2018	4Q 2018
Subscription revenue	$143	$173	$196	$231	$294
Maintenance revenue	268	264	262	244	220
License and other revenue	67	49	44	40	40
Total net revenue	$479	$486	$502	$515	$554

Direct Revenue	32%	30%	29%	30%	30%
Indirect Revenue	68%	70%	71%	70%	70%
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(1) Totals may not agree with the sum of the components due to rounding.
(2) For definitions, please view the Glossary of Terms later in this document.

Subscription revenue for the fourth quarter was $294 million, a 105 percent increase compared to the fourth quarter last year as reported, and 104 percent on a constant currency basis, primarily related to growth in subscription plan revenue, led by product subscription revenue.

Maintenance revenue for the fourth quarter was $220 million, a 18 percent decrease compared to the fourth quarter last year as reported, and on a constant currency basis, primarily related to migration of maintenance plan subscriptions to subscription plan.

License and other revenue for the fourth quarter was $40 million, a 40 percent decrease compared to the fourth quarter last year as reported, and 41 percent on a constant currency basis, primarily related to a decrease in remaining perpetual license revenue.

Total net revenue for the fourth quarter was $554 million, a 16 percent increase compared to the fourth quarter last year as reported, and on a constant currency basis.

Revenue by Geography

(in millions) (1)	4Q 2017	1Q 2018	2Q 2018	3Q 2018	4Q 2018
Americas	$211	$210	$214	$215	$232
EMEA	$186	$190	$199	$205	$221
Asia Pacific	$82	$86	$89	$95	$100

Emerging Economies	$53	$51	$54	$58	$64
Emerging as a percentage of Total Revenue	11%	10%	11%	11%	12%
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(1) Totals may not agree with the sum of the components due to rounding.

Revenue in the Americas was $232 million, an increase of 10 percent compared to the fourth quarter last year as reported.

Revenue in EMEA was $221 million, an increase of 19 percent compared to the fourth quarter last year as reported, and 20 percent on a constant currency basis.

Revenue in APAC was $100 million, an increase of 23 percent compared to the fourth quarter last year as reported, and 21 percent on a constant currency basis.

Revenue from emerging economies was $64 million, an increase of 20 percent compared to the fourth quarter last year as reported, and on a constant currency basis. As a matter of reference, none of the individual BRIC countries currently represent more than 3 percent of total revenue.

Revenue by Product Family

(in millions) (1)	4Q 2017	1Q 2018	2Q 2018	3Q 2018	4Q 2018
Architecture, Engineering and Construction (AEC)	$197	$205	$209	$215	$238
Manufacturing	$144	$142	$147	$147	$153
AutoCAD and AutoCAD LT	$88	$92	$97	$103	$111
Media and Entertainment (M&E)	$35	$37	$38	$38	$40
Other	$15	$11	$12	$13	$12
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(1)	Due to rounding, the sum of the components may not agree to total revenue.

Revenue from our AEC product family was $238 million, an increase of 21 percent compared to the fourth quarter last year.

Revenue from our Manufacturing product family was $153 million, an increase of 6 percent compared to the fourth quarter last year.

Combined revenue from AutoCAD and AutoCAD LT was $111 million, an increase of 26 percent compared to the fourth quarter last year.

Revenue from our M&E product family was $40 million, an increase of 13 percent compared to the fourth quarter last year.

Foreign Currency Impact

(in millions)	4Q 2017	1Q 2018	2Q 2018	3Q 2018	4Q 2018
Year-on-Year FX Impact on Total ARR	$(33)	$(20)	$(18)	$(11)	$(1)

Year-on-Year FX Impact on Total Revenue	$(11)	$(6)	$(5)	$(3)	$—
Year-on-Year FX Benefit (Impact) on Cost of Revenue and Operating Expenses	9	4	4	(3)	(12)
Year-on-Year FX Impact on Operating Income	$(2)	$(2)	$(1)	$(6)	$(12)

The year-on-year foreign currency impact represents the U.S. Dollar impact of changes in foreign currency exchange rates on our financial results as well as the impact of gains and losses from our hedging program.

Compared to the fourth quarter of last year, the impact of foreign currency exchange rates and hedging was $1 million unfavorable on total ARR. Compared to the third quarter of this year, the impact of foreign currency exchange rates and hedging was $2 million favorable on total ARR.

Compared to the fourth quarter of last year, the impact of foreign currency exchange rates, including the impact of our hedging program, had no impact on revenue and had a $12 million unfavorable impact on cost of revenue and operating expenses.

Balance Sheet Items and Cash Review

(in millions)	4Q 2017	1Q 2018	2Q 2018	3Q 2018	4Q 2018
Cash Flow from Operating Activities	$16	$45	$(73)	$(51)	$79
Capital Expenditures	$11	$9	$18	$13	$11
Depreciation, Amortization and Accretion	$35	$28	$28	$25	$27
Total Cash and Marketable Securities	$2,206	$2,076	$1,944	$1,718	$1,514

Deferred Revenue	$1,788	$1,802	$1,776	$1,764	$1,955
Unbilled Deferred Revenue*	$ ~30	$30	$63	$148	$326
Total Deferred Revenue	$ ~1,818	$1,832	$1,839	$1,912	$2,281

Cash flow from operating activities during the fourth quarter was $79 million, an increase of $64 million compared to the fourth quarter last year. The year-over-year increase is primarily related to an increase in cash collections from prior quarter billings, as well as changes in the fourth quarter billings linearity.

Total cash and investments at the end of the fourth quarter was approximately $1.51 billion. Total debt at the end of the fourth quarter was $1.59 billion.

During the fourth quarter, Autodesk used $262 million to repurchase approximately 2.5 million shares of common stock at an average repurchase price of $107.86 per share. In fiscal 2018, Autodesk used $690 million to repurchase approximately 6.9 million shares of common stock at an average repurchase price of $100.45 per share. The absolute share count was reduced by approximately 2.0 million shares, or 1 percent. Through this stock repurchase program, Autodesk remains committed to managing dilution and reducing shares outstanding over time.

Deferred revenue was $1.96 billion, an increase of 9 percent compared to the fourth quarter last year.  The increase is primarily related to the increase in subscription plan billings over the past four quarters driven by the business model transition.  Unbilled deferred revenue at the end of the fourth quarter was $326 million, an increase of $178 million compared to the third quarter of fiscal 2018. The increase is related primarily to a change to annual billing terms for multi-year EBA contracts. Total deferred revenue (deferred revenue plus unbilled deferred revenue) was $2.28 billion, an increase of approximately 25 percent compared to the fourth quarter last year.

Margins and EPS Review(1)

	4Q 2017	1Q 2018	2Q 2018	3Q 2018	4Q 2018
Gross Margin
Gross Margin - GAAP	83%	84%	85%	85%	87%
Gross Margin - Non-GAAP	85%	86%	87%	86%	88%

Operating Expenses (in millions)
Operating Expenses - GAAP	$563	$527	$535	$538	$663
Operating Expenses - Non-GAAP	$489	$456	$464	$472	$506

Total Spend (in millions)
Total Spend - GAAP	$646	$605	$609	$615	$736
Total Spend - Non-GAAP	$560	$525	$531	$542	$571

Operating Margin
Operating Margin - GAAP	(35)%	(25)%	(21)%	(19)%	(33)%
Operating Margin - Non-GAAP	(17)%	(8)%	(6)%	(5)%	(3)%

Earnings Per Share
Basic and Diluted Net Loss Per Share - GAAP	$(0.78)	$(0.59)	$(0.66)	$(0.55)	$(0.79)
Basic and Diluted Net Loss Per Share - Non-GAAP	$(0.28)	$(0.16)	$(0.11)	$(0.12)	$(0.09)

Weighted Average Shares
GAAP and Non-GAAP Basic and Diluted Net Loss Share Count	221.1	219.9	219.5	219.6	219.1
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(1) A reconciliation of GAAP and non-GAAP results is provided in the tables following the company's earnings release.

GAAP gross margin in the fourth quarter was 87 percent, compared to 83 percent in the fourth quarter last year. Non-GAAP gross margin in the fourth quarter increased to 88 percent, compared to 85 percent in the fourth quarter last year. The increase in both GAAP and non-GAAP gross margin is primarily related to the increase in revenue and continued cost management.

GAAP operating expenses increased 18 percent year-over-year driven primarily related to restructuring costs of $94 million. Non-GAAP operating expenses increased 3 percent year-over-year driven primarily by an increase in commissions.

Total GAAP spend (cost of revenue plus operating expenses) was $736 million, an increase of 14 percent compared to the fourth quarter last year, and an increase of 12 percent on a constant currency basis. Total non-GAAP spend was $571 million, an increase of 2 percent compared to the fourth quarter last year, and flat on a constant currency basis. The changes in GAAP and non-GAAP total spend were primarily related to higher operating expenses noted above partially offset by lower costs of revenue.

GAAP operating margin was (33) percent compared to (35) percent in the fourth quarter last year. Non-GAAP operating margin was (3) percent compared to (17) percent in the fourth quarter last year. The increase in GAAP and non-GAAP operating margin were primarily related to the increase in revenue.

The fourth quarter GAAP effective tax rate was (13) percent. The fourth quarter non-GAAP effective tax rate was 26 percent. At this stage of the business model transition, small shifts in geographic profitability significantly impact the GAAP effective tax rate.

GAAP diluted net loss per share for the fourth quarter was $0.79. Non-GAAP diluted net loss per share for the fourth quarter was $0.09.

Financial Highlights for Fiscal 2018*

•	Total ARR increased 25 percent as reported, and on a constant currency basis.

•	Total subscriptions increased 20 percent to 3.72 million.

•	The base of both subscription plan ARR and subscriptions surpassed the base of maintenance plan ARR and subscriptions.

•	Total GAAP spend increased 1 percent as reported, and on a constant currency basis. Total non-GAAP spend increased 1 percent as reported, and was flat on a constant currency basis.

•	Total deferred revenue increased approximately 25 percent.

*All numbers are compared to fiscal 2017.

Business Outlook

The following are forward-looking statements based on current expectations and assumptions, and involve risks and uncertainties some of which are set forth below under "Safe Harbor Statement." Autodesk's business outlook for the first quarter and full year fiscal 2019 assumes, among other things, a continuation of the current economic environment and foreign currency exchange rate environment. A reconciliation between the GAAP and non-GAAP estimates for fiscal 2019 is provided below or in the tables following these prepared remarks.

Starting with the first quarter of fiscal 2019, Autodesk is adopting the new revenue accounting standard, ASC 606.

•	We will be applying the modified retrospective transition method.

•	We do not believe the new standard will result in a change in timing or amount of the recognition of revenue for the majority of our product subscription offerings and enterprise agreements.

•	We will be required to capitalize and amortize sales commissions under the new standard.

•
We do not expect a significant impact on reported expenses for the full fiscal year, however, the timing of when we recognize the deferred commissions by quarter will vary compared to our historical seasonality.

•	None of the ASC 606 impacts affect cash flow.

First Quarter Fiscal 2019

Q1 FY19 Guidance Metrics	Q1 FY19 under ASC 605 (ending April 30, 2018)	Q1 FY19 under ASC 606 (ending April 30, 2018) (1)
Revenue (in millions)	$565 - $575	$550 - $560
EPS GAAP	($0.34) - ($0.31)	($0.44) - ($0.41)
EPS non-GAAP (2)	$0.11 - $0.14	$0.01 - $0.04
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(1) The move to the new revenue standard will result in a net reduction to revenue and EPS of approximately $15 million and $0.10 respectively, compared to what would have been recognized under ASC 605.
(2) Non-GAAP earnings per diluted share excludes $0.27 related to stock-based compensation expense, $0.09 related to restructuring and other facility exit costs, $0.06 related to GAAP-only tax charges, and $0.03 for the amortization of acquisition-related intangibles.

Full Year Fiscal 2019

FY19 Guidance Metrics	FY19 under ASC 605 (ending January 31, 2019)	FY19 under ASC 606 (ending January 31, 2019) (1)
Billings (in millions) (2)	$2,720 - $2,820	$2,720 - $2,820
Revenue (in millions) (3)	$2,495 - $2,545	$2,455 - $2,505
GAAP spend growth (cost of revenue + operating expenses)	(2.5%) - (1.5%)	(2.5%) - (1.5%)
Non-GAAP spend growth (cost of revenue + operating expenses) (4)	1 - 2%	1 - 2%
EPS GAAP	($0.77) - ($0.59)	($0.92) - ($0.74)
EPS non-GAAP (5)	$0.92 - $1.10	$0.77 - $0.95
Net subscription additions	500k - 550k	500k - 550k
Total ARR growth	29% - 31%	28% - 30%
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(1) The move to the new revenue standard will result in a net reduction to revenue and EPS of approximately $40 million and $0.15 respectively, compared to what would have been recognized under ASC 605, and a reduction of approximately $20M in ARR.
(2) Billings guidance does not include adjustments for ASC 606.
(3) Excluding the impact of foreign currency exchange rates and hedge gains/losses, revenue guidance would be $2,420 - $2,470 million under ASC 606.
(4) Non-GAAP spend excludes $244 million related to stock-based compensation expense, $41 million related to restructuring and other facility exit costs, and $27 million for the amortization of acquisition-related intangibles.
(5) Non-GAAP earnings per diluted share excludes $1.12 related to stock-based compensation expense, $0.26 related to GAAP-only tax charges, $0.19 related to restructuring and other facility exit costs, and $0.12 for the amortization of acquisition-related intangibles.

Tax Rates
The recent tax reform legislation in the United States will result in a lower U.S. annual effective tax rate. From a GAAP perspective, Autodesk is in a U.S. loss position related to the business model transition and the recent restructuring.  Autodesk's losses and tax credits in the U.S. have had a full valuation allowance on them since the second quarter of fiscal 2016. As a result, there is no impact from U.S. tax reform in our tax provision, other than a benefit from revaluing certain deferred tax liabilities at the lower U.S. rate.  We will utilize tax attributes that have previously been fully valued to offset the one-time transition tax.

From a non-GAAP perspective, Autodesk has eliminated the impact of the transition tax and re-measurement of deferred tax assets and liabilities from our tax expense as one-time, non-recurring expenses.  We are still analyzing the full impact of tax reform but are currently modeling our GAAP annual effective tax rate at (388)

percent for fiscal 2019 and 21 percent for fiscal 2020. We are estimating our non-GAAP annual effective tax rate at 19 percent in fiscal 2019 and between 17 percent and 18 percent in fiscal 2020 and beyond.

Assumptions for the annual effective tax rate are regularly evaluated and may change based on the projected geographic mix of earnings. At this stage of the business model transition, small shifts in geographic profitability significantly impact the annual effective tax rate.

Autodesk’s Foreign Currency Hedging Program and Calculation of Constant Currency Growth

The majority of the euro, yen and Australian dollar denominated billings for our first quarter fiscal 2019 have been hedged. This hedging, along with deferred revenue locked-in through prior period billings hedges, will materially reduce the impact of currency fluctuations on our first quarter results.  However, over an extended period of time, currency fluctuations may increasingly impact our results.  We also hedge certain expenses as noted below. We hedge our net cash flow exposures using a four quarter rolling layered hedge program.  As such, a portion of the projected euro, yen, and Australian dollar denominated billings through the fourth quarter of fiscal 2019 have been hedged.  The closer to the current time period, the more we are hedged.  See below for more details on our foreign currency hedging program.

Given continued foreign currency exchange rate volatility, we provide a brief summary of how we handle foreign currency exchange hedging as well as a description of how we calculate constant currency growth rates. A few points on our hedging program include:

•
We do not conduct foreign currency hedging for speculative purposes. The purpose of our hedging program is to reduce risk to foreign denominated cash flows and to partially reduce variability that would otherwise impact our financial results from currency fluctuations.

•
We utilize cash flow hedges on projected billings and certain projected operating expenses in major currencies. We hedge our net exposures using a four quarter rolling layered hedge. The closer to the current period, the more we are hedged.

•
We designate cash flow hedges for deferred and non-deferred billings separately, and reflect associated gains and losses on hedging contracts in our earnings when respective revenue is recognized in earnings.

•
On a monthly basis, to mitigate foreign currency exchange rate gains/losses, we hedge net monetary assets and liabilities recorded in non-functional currencies on the books of certain USD functional entities where these exposures are purposefully concentrated.

•	From time to time, we hedge strategic exposures which may be related to acquisitions. Such hedges may not qualify for hedge accounting and are marked-to-market and reflected in earnings immediately.

•	The major currencies in our hedging program include the euro, yen, Swiss franc, British pound, Canadian dollar, and Australian dollar. The euro is the primary exposure for the company.

When we report period-over-period growth rate percentages on a constant currency basis, we attempt to represent the changes in the underlying business operations by eliminating fluctuations caused by changes in foreign currency exchange rates as well as eliminating hedge gains or losses recorded within the current and comparative period. However, when we calculate the foreign currency impact of exchange rates in the current and comparative period on our financial results (see table above in “Foreign Currency Impact” section) we include the U.S. Dollar impact of fluctuations in foreign currency exchange rates as well as the impact of gains and losses recorded as a result of our hedging program.

Glossary of Terms

Annualized Recurring Revenue (ARR): Represents the annualized value of our average monthly recurring revenue for the preceding three months. "Maintenance plan ARR” captures ARR relating to traditional maintenance attached to perpetual licenses. "Subscription plan ARR" captures ARR relating to subscription offerings. Refer to the definition of recurring revenue below for more details on what is included within ARR. Recurring revenue acquired with the acquisition of a business is captured when total subscriptions are captured in our systems and may cause variability in the comparison of this calculation.

ARR is currently one of our key performance metrics to assess the health and trajectory of our business. ARR should be viewed independently of revenue and deferred revenue as ARR is a performance metric and is not intended to be combined with any of these items.

Annualized Revenue Per Subscription (ARPS): Is calculated by dividing our annualized recurring revenue by the total number of subscriptions.

Billings: Total revenue plus the net change in deferred revenue from the beginning to the end of the period.

Cloud Service Offerings: Represents individual term-based offerings deployed through web browser technologies or in a hybrid software and cloud configuration. Cloud service offerings that are bundled with other product offerings are not captured as a separate cloud service offering.

Constant Currency (CC) Growth Rates: We attempt to represent the changes in the underlying business operations by eliminating fluctuations caused by changes in foreign currency exchange rates as well as eliminating hedge gains or losses recorded within the current and comparative periods. We calculate constant currency growth rates by (i) applying the applicable prior period exchange rates to current period results and (ii) excluding any gains or losses from foreign currency hedge contracts that are reported in the current and comparative periods.

Enterprise Business Agreements (EBAs): Represents programs providing enterprise customers with token-based access or a fixed maximum number of seats to a broad pool of Autodesk products over a defined contract term.

License and Other Revenue: Represents (1) perpetual license revenue and (2) other revenue. Perpetual license revenue includes software license revenue from the sale of perpetual licenses, and Creative Finishing. Other revenue includes revenue such as standalone consulting and training, and is recognized over time as the services are performed.

Maintenance Plans: Our maintenance plans provide our customers with a cost effective and predictable budgetary option to obtain the productivity benefits of our new releases and enhancements when and if released during the term of their contracts. Under our maintenance plans, customers are eligible to receive unspecified upgrades when and if available, and technical support. We recognize maintenance revenue over the term of the agreements, generally between one and three years.

Product Subscription: Provide customers the most flexible, cost-effective way to access and manage 3D design, engineering, and entertainment software tools. Our product subscriptions currently represent a hybrid of desktop and SaaS functionality, which provides a device-independent, collaborative design workflow for designers and their stakeholders.

Recurring revenue: Consists of the revenue for the period from our traditional maintenance plans and revenue from our subscription plan offerings. It excludes subscription revenue related to consumer product offerings, select Creative Finishing product offerings, education offerings, and third party products. Recurring revenue acquired with the acquisition of a business is captured when total subscriptions are captured in our systems and may cause variability in the comparison of this calculation.

Subscription Plan: Comprises our term-based product subscriptions, cloud service offerings, and enterprise business agreements (EBAs). Subscriptions represent a hybrid of desktop and SaaS functionality which provides a device-independent, collaborative design workflow for designers and their stakeholders. With subscription, customers can use our software anytime, anywhere, and get access to the latest updates to previous versions.

Subscription revenue: Includes subscription fees from term-based product subscriptions, cloud service offerings, and enterprise business agreements (EBAs) and all other services as part of a bundled subscription agreement accounted for as a single unit of accounting. (i.e. cloud services, maintenance, and consulting).

Total Deferred Revenue: Is calculated by adding together total short term, long term, and unbilled deferred revenue.

Total Subscriptions: Consists of subscriptions from our maintenance plans and subscription plan offerings that are active and paid as of the quarter end date. For certain cloud service offerings and enterprise business agreements (EBAs), subscriptions represent the monthly average activity reported within the last three months of the quarter end date. Total subscriptions do not include education offerings, consumer product offerings, select Creative Finishing product offerings, Autodesk Buzzsaw, Autodesk Constructware, and third party products. Subscriptions acquired with the acquisition of a business are captured once the data conforms to our subscription count methodology and when added, may cause variability in the comparison of this calculation.

Unbilled deferred revenue: Unbilled deferred revenue represents contractually stated or committed orders under multi-year billing plans for subscription, services, license and maintenance for which the associated revenue has not been recognized and the customer has not been invoiced. Unbilled deferred revenue is not included on our Consolidated Balance Sheet until invoiced to the customer.

Safe Harbor Statement

These prepared remarks contain forward-looking statements that involve risks and uncertainties, including statements in the paragraphs under “Business Outlook” above, other statements about our short-term targets, statements regarding the impacts and results of our business model transition, expectations regarding the transition of product offerings to subscription and acceptance by our customers and partners of subscriptions, expectations for billings, revenue, subscriptions, spend, EPS and ARR, statements about the expansion of our market opportunity, statements about our restructuring activities, statements regarding the impact of, and our expectations regarding, tax reform legislation and the adoption of ASC 606, and other statements regarding our strategies, market and product positions, performance and results. There are a significant number of factors that could cause actual results to differ materially from statements made in these remarks, including: failure to successfully manage transitions to new business models and markets, including: the introduction of additional ratable revenue streams and our continuing efforts to attract customers to our cloud-based offerings and expenses related to the transition of our business model; fluctuation in foreign currency exchange rates; the success of our foreign currency hedging program; failure to control our expenses; the success of our restructuring activities; our performance in particular geographies, including emerging economies; the ability of governments around the world to meet their financial and debt obligations, and finance infrastructure projects; weak or negative growth in the industries we serve; slowing momentum in subscription billings or revenues; difficulty in predicting revenue from new businesses and the potential impact on our financial results from changes in our business models; general market, political, economic and business conditions; any imposition of tariffs or trade barriers; the impact of non-cash charges on our financial results; failure to maintain our revenue growth and profitability; difficulties encountered in integrating new or acquired businesses and technologies; the inability to identify and realize the anticipated benefits of acquisitions; the financial and business condition of our reseller and distribution channels; dependence on and the timing of large transactions; failure to achieve sufficient sell-through in our channels for new or existing products; pricing pressure; unexpected fluctuations in our annual effective tax rate; significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the Tax Cuts and Jobs Act; the timing and degree of expected investments in growth and efficiency opportunities; the timing and degree of expected investments in growth and efficiency opportunities; changes in the timing of product releases and retirements; and any unanticipated accounting charges. Our estimates as to tax rate and the impact of the Tax Cuts and Jobs Act on our business are based on current tax law, including current interpretations of the Tax Cuts and Jobs Act, and could be affected by changing interpretations of the Act, as well as additional legislation and guidance around the Act.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk's Annual Report on Form 10-K for the fiscal year ended January 31, 2017 and Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2017, which are on file with the U.S. Securities and Exchange Commission. Autodesk disclaims any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Autodesk is a registered trademark of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and services offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.

© 2018 Autodesk, Inc. All rights reserved.

Autodesk, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In millions, except per share data)

To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating margin, non-GAAP net income, non-GAAP net income per share, and non-GAAP diluted shares used in per share calculation. These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, CEO transition costs, restructuring (benefits) charges and other facility exit costs, amortization of developed technology, amortization of purchased intangibles, gain and loss on strategic investments and dispositions, and related income tax expenses. See our reconciliation of GAAP financial measures to non-GAAP financial measures herein. We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance. For example, non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, these non-GAAP financial measures are among the indicators management uses as a basis for our planning and forecasting of future periods.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

The following table shows Autodesk's non-GAAP results reconciled to GAAP results included in this release.

	Three Months Ended January 31,		Fiscal Year Ended January 31,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)

GAAP cost of maintenance and subscription revenue	$52.8	$51.5	$214.4	$191.7
Stock-based compensation expense	(3.4)	(2.4)	(11.9)	(8.6)
Non-GAAP cost of maintenance and subscription revenue	$49.4	$49.1	$202.5	$183.1

GAAP cost of license and other revenue	$16.6	$23.4	$72.6	$110.2
Stock-based compensation expense	(0.9)	(1.4)	(4.0)	(5.5)
Non-GAAP cost of license and other revenue	$15.7	$22.0	$68.6	$104.7

GAAP amortization of developed technology	$3.7	$8.0	$16.4	$40.0
Amortization of developed technology	(3.7)	(8.0)	(16.4)	(40.0)
Non-GAAP amortization of developed technology	$—	$—	$—	$—

GAAP gross profit	$480.7	$395.9	$1,753.2	$1,689.1
Stock-based compensation expense	4.3	3.8	15.9	14.1
Amortization of developed technology	3.7	8.0	16.4	40.0
Non-GAAP gross profit	$488.7	$407.7	$1,785.5	$1,743.2

GAAP marketing and sales	$301.5	$283.6	$1,087.3	$1,022.5
Stock-based compensation expense	(27.2)	(25.1)	(107.3)	(94.1)
Non-GAAP marketing and sales	$274.3	$258.5	$980.0	$928.4

GAAP research and development	$182.2	$187.0	$755.5	$766.1
Stock-based compensation expense	(21.2)	(21.3)	(82.9)	(81.3)
Non-GAAP research and development	$161.0	$165.7	$672.6	$684.8

GAAP general and administrative	$80.1	$74.1	$305.2	$287.8
Stock-based compensation expense	(9.4)	(9.1)	(38.9)	(32.3)
CEO transition costs (1)	0.2	—	(21.4)	—
Non-GAAP general and administrative	$70.9	$65.0	$244.9	$255.5

GAAP amortization of purchased intangibles	$4.9	$9.3	$20.2	$31.8
Amortization of purchased intangibles	(4.9)	(9.3)	(20.2)	(31.8)
Non-GAAP amortization of purchased intangibles	$—	$—	$—	$—

GAAP restructuring charges and other facility exit costs, net	$93.9	$9.0	$94.1	$80.5
Restructuring charges and other facility exit costs, net	(93.9)	(9.0)	(94.1)	(80.5)
Non-GAAP restructuring charges and other facility exit costs, net	$—	$—	$—	$—

GAAP operating expenses	$662.6	$563.0	$2,262.3	$2,188.7
Stock-based compensation expense	(57.8)	(55.5)	(229.1)	(207.7)
Amortization of purchased intangibles	(4.9)	(9.3)	(20.2)	(31.8)
CEO transition costs (1)	0.2	—	(21.4)	—
Restructuring charges and other facility exit costs, net	(93.9)	(9.0)	(94.1)	(80.5)
Non-GAAP operating expenses	$506.2	$489.2	$1,897.5	$1,868.7

GAAP Spend	$735.7	$645.9	$2,565.7	$2,530.6
Stock-based compensation expense	(62.1)	(59.3)	(245.0)	(221.8)
Amortization of developed technology	(3.7)	(8.0)	(16.4)	(40.0)
Amortization of purchased intangibles	(4.9)	(9.3)	(20.2)	(31.8)
CEO transition costs (1)	0.2	—	(21.4)	—
Restructuring charges and other facility exit costs, net	(93.9)	(9.0)	(94.1)	(80.5)
Non-GAAP Spend	$571.3	$560.3	$2,168.6	$2,156.5

GAAP loss from operations	$(181.9)	$(167.1)	$(509.1)	$(499.6)
Stock-based compensation expense	62.1	59.3	245.0	221.8
Amortization of developed technology	3.7	8.0	16.4	40.0
Amortization of purchased intangibles	4.9	9.3	20.2	31.8
CEO transition costs (1)	(0.2)	—	21.4	—
Restructuring charges and other facility exit costs, net	93.9	9.0	94.1	80.5
Non-GAAP loss from operations	$(17.5)	$(81.5)	$(112.0)	$(125.5)

GAAP interest and other expense, net	$(16.4)	$(1.1)	$(48.2)	$(24.2)
Loss (gain) on strategic investments and dispositions	7.0	0.3	16.5	(0.3)
Non-GAAP interest and other expense, net	$(9.4)	$(0.8)	$(31.7)	$(24.5)

GAAP benefit (provision) for income taxes	$24.8	$(5.2)	$(9.6)	$(58.3)
Discrete GAAP tax items	(10.5)	(6.7)	(20.7)	(2.7)
Income tax effect of non-GAAP adjustments	(7.3)	33.3	67.7	100.0
Non-GAAP benefit for income tax	$7.0	$21.4	$37.4	$39.0

GAAP net loss	$(173.5)	$(173.4)	$(566.9)	$(582.1)
Stock-based compensation expense	62.1	59.3	245.0	221.8
Amortization of developed technology	3.7	8.0	16.4	40.0

Amortization of purchased intangibles	4.9	9.3	20.2	31.8
CEO transition costs (1)	(0.2)	—	21.4	—
Restructuring charges and other facility exit costs, net	93.9	9.0	94.1	80.5
Loss (gain) on strategic investments and dispositions	7.0	0.3	16.5	(0.3)
Discrete GAAP tax items	(10.5)	(6.7)	(20.7)	(2.7)
Income tax effect of non-GAAP adjustments	(7.3)	33.3	67.7	100.0
Non-GAAP net loss	$(19.9)	$(60.9)	$(106.3)	$(111.0)

GAAP diluted net loss per share (2)	$(0.79)	$(0.78)	$(2.58)	$(2.61)
Stock-based compensation expense	0.28	0.28	1.11	1.00
Amortization of developed technology	0.02	0.03	0.08	0.18
Amortization of purchased intangibles	0.02	0.04	0.09	0.14
CEO transition costs (1)	—	—	0.09	—
Restructuring charges and other facility exit costs, net	0.43	0.04	0.43	0.35
Loss (gain) on strategic investments and dispositions	0.03	—	0.08	—
Discrete GAAP tax items	(0.05)	(0.04)	(0.09)	(0.01)
Income tax effect of non-GAAP adjustments	(0.03)	0.15	0.31	0.45
Non-GAAP diluted net loss per share (2)	$(0.09)	$(0.28)	$(0.48)	$(0.50)

GAAP diluted shares used in per share calculation	219.1	221.1	219.5	222.7
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	—	—	—	—
Non-GAAP diluted weighted average shares used in per share calculation	219.1	221.1	219.5	222.7
____________________

(1)
CEO transition costs include stock-based compensation of ($0.2) million and $16.4 million related to the acceleration of eligible stock awards for the three months and fiscal year ended January 31, 2018, respectively. CEO transition costs also include severance payments, legal fees incurred with the CEO transition and recruiting costs related to the search for a new CEO.

(2)	Net loss per share were computed independently for each of the periods presented; therefore the sum of the net loss per share amount for the quarters may not equal the total for the year.

	Q4 FY17	Q1 FY18	Q2 FY18	Q3 FY18	Q4 FY18
	(Unaudited)
GAAP gross margin	83%	84%	85%	85%	87%
Stock-based compensation expense	1%	1%	1%	1%	1%
Amortization of developed technology	1%	1%	1%	1%	1%
Non-GAAP gross margin (2)	85%	86%	87%	86%	88%

Operating Expenses - GAAP	$563	$527	$535	$538	$663
Stock-based compensation expense	(56)	(55)	(55)	(61)	(58)
Amortization of purchased intangibles	(9)	(6)	(5)	(5)	(5)
CEO transition costs (1)	—	(11)	(11)	—	—
Restructuring charges and other facility exit costs, net	(9)	—	(1)	—	(94)
Operating Expenses - Non-GAAP (2)	$489	$456	$464	$472	$506

GAAP Spend	$646	$605	$609	$615	$736
Stock-based compensation expense	(59)	(59)	(59)	(65)	(62)
Amortization of developed technology	(8)	(5)	(4)	(4)	(4)
Amortization of purchased intangibles	(9)	(6)	(5)	(5)	(5)
CEO transition costs (1)	—	(11)	(11)	—	—
Restructuring charges and other facility exit costs, net	(9)	—	(1)	—	(94)
Non-GAAP Spend (2)	$560	$525	$531	$542	$571

GAAP operating margin	(35)%	(25)%	(21)%	(19)%	(33)%
Stock-based compensation expense	12%	12%	12%	13%	11%
Amortization of developed technology	2%	1%	1%	1%	1%
Amortization of purchased intangibles	2%	1%	1%	1%	1%
CEO transition costs	—%	2%	2%	—%	—%
Restructuring charges and other facility exit costs, net	2%	—%	—%	—%	17%
Non-GAAP operating margin (2)	(17)%	(8)%	(6)%	(5)%	(3)%

GAAP basic and diluted net loss per share	$(0.78)	$(0.59)	$(0.66)	$(0.55)	$(0.79)
Stock-based compensation expense	0.28	0.27	0.27	0.30	0.28
Amortization of developed technology	0.03	0.02	0.02	0.02	0.02
Amortization of purchased intangibles	0.04	0.03	0.02	0.02	0.02
CEO transition costs		0.04	0.05	—	—
Restructuring charges and other facility exit costs, net	0.04	—	—	—	0.43
Gain on strategic investments and dispositions	—	(0.03)	0.07	0.01	0.03
Discrete GAAP tax provision items	(0.04)	(0.03)	—	(0.01)	(0.05)
Income tax effect of non-GAAP adjustments	0.15	0.13	0.12	0.09	(0.03)
Non-GAAP basic and diluted net loss per share	$(0.28)	$(0.16)	$(0.11)	$(0.12)	$(0.09)

GAAP diluted weighted average shares used in per share calculation	221.1	219.9	219.5	219.6	219.1
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	—	—	—	—	—
Non-GAAP diluted weighted average shares used in per share calculation	221.1	219.9	219.5	219.6	219.1
____________________

(1)
CEO transition costs include stock-based compensation of ($0.2) million and $16.4 million related to the acceleration of eligible stock awards for the three months and fiscal year ended January 31, 2018, respectively. CEO transition costs also include severance payments, legal fees incurred with the CEO transition and recruiting costs related to the search for a new CEO.

(2)	Totals may not sum due to rounding.